Exhibit 5.03 & 8.01

December 22, 2003

Entergy Gulf States, Inc.
c/o Entergy Services, Inc.
639 Loyola Avenue

New Orleans, LA 70113

Ladies and Gentlemen:

We are acting as counsel to Entergy Gulf States, Inc., a Texas corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $325,000,000 in aggregate principal amount of the Company's First Mortgage Bonds, 3.6% Series due June 1, 2008 (the "3.6% Series Bonds"), $240,000,000 in aggregate principal amount of the Company's First Mortgage Bonds, 6.2% Series due July 1, 2033 (the "6.2% Series Bonds") and $200,000,000 in aggregate principal amount of the Company's First Mortgage Bonds, 5.25% Series due August 1, 2015 (the "5.25% Series Bonds") (the 3.6% Series Bonds, the 6.2% Series Bonds and the 5.25% Series Bonds collectively referred to herein as the "New Bonds"), each to be issued in one or more new series, and the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Indenture of Mortgage, dated as September 1, 1926, as heretofore supplemented and modified, under which the New Bonds are to be issued, in connection with an offer by the Company to issue the 3.6% Series Bonds, the 6.2% Series Bonds and the 5.25% Series Bonds in exchange for its First Mortgage Bonds, 3.6% Series due June 1, 2008, its First Mortgage Bonds, 6.2% Series due July 1, 2033, and its First Mortgage Bonds, 5.25% Series due August 1, 2015 (together, the "Old Bonds"), respectively, which are currently outstanding in the same respective aggregate principal amounts, all as described in the Registration Statement.

Subject to the qualifications hereinafter expressed, we are of the opinion that the New Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed that the New Bonds will be issued and delivered in compliance with the due authorization of the Company's Board of Directors and/or the Executive Committee thereof.

We are further of the opinion that, insofar as it relates to matters of law or legal conclusions, the summary contained in the Registration Statement of the material United States federal income tax consequences of exchanging the Old Bonds for the New Bonds and of the ownership and disposition of the New Bonds is accurate in all material respects as of the date hereof.

This opinion is limited to the laws of the States of New York, Louisiana and Texas and the United States of America. To the extent that the opinion relates to or is dependent upon matters governed by the laws of Louisiana and Texas, we have relied the opinions of Mark G. Otts, Esq., Senior Counsel - Corporate and Securities of Entergy Services, Inc., and Orgain, Bell & Tucker, L.L.P., respectively, which are being filed as Exhibits 5.01 and 5.02, respectively, to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibits 5.03 and 8.01 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP